UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by NTL Incorporated Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934

This filing consists of certain communications made in connection with the announcement of an Amended and Restated Agreement and Plan of Merger among NTL Incorporated, Telewest Global, Inc., Neptune Bridge Borrower LLC and Merger Sub Inc., dated as of December 14, 2005.

Final: December 15, 2005

Q & A Regarding December 15 Press Release

A.            Management Change

1.             Why has Stephen Burch been selected to be the President and CEO?

Stephen Burch has 26 years of broad experience in the cable sector, working for the last 17 years with Comcast Corporation.  He has had extensive experience in integrating cable operations of Comcast’s acquisitions, and has had overall responsibility for all of the operations of Comcast’s Atlantic Division, which with 3.9 million subscribers is comparable in size to the combined company.  The Board is confident in Stephen’s ability to lead us as we integrate the combined company and, at the same time, move to the next stage as a major competitive player in the UK communications industry.

2.             What role will Simon Duffy play as Executive Vice Chairman?

Mr. Duffy will focus on external management issues, including group strategy and business development, U.K. and European regulatory affairs, mergers and acquisitions, and other areas as part of the company’s efforts to continue the development of its growth strategy, which has included the recent merger agreement with Telewest.

B.            Amendment to the Merger Agreement

1.     What is the Amendment?

The Merger Agreement has been amended and restated to provide for the transaction to be effected as a reverse acquisition.  By reversing the acquisition, NTL Incorporated will become a subsidiary of Telewest Global, Inc. rather than Telewest becoming an NTL subsidiary.  Consequently, after the merger, Telewest Global, Inc. will be the surviving parent company rather than NTL Incorporated.  There is no change to the economics of the transaction nor the proposed management of the combined company (except for the new roles for Stephen Burch).  After the merger, Telewest’s board will be changed to be the NTL board (now to include Stephen Burch) plus, as provided in the original agreement, two Telewest members.

2.     What will be the name of the parent corporation after the combination?

After the merger, Telewest Global, Inc. will change its name to NTL Incorporated.

3.     Will there be a change in the previously announced management team?

No. The management team of the combined company will remain as announced previously, with the addition of Stephen Burch.  The board of directors of the combined company will be the current NTL board of directors (now to include Stephen Burch), plus two directors of Telewest, including Anthony (Cob) Stenham.

4.     Will the economics of the transaction change?

No, the economics of the transaction will not be altered.  Telewest stockholders will continue to receive $16.25 in cash for each share of Telewest common stock owned by them on the merger date and Telewest stockholders will own the same percentage, approximately 25 per cent, of the enlarged combined company, as they would have had under the original structure, with the same ability to participate in the upside of the combined company, as they would have had under the original structure.

NTL stockholders will own approximately 75% of the combined company.

5.     What is the form of consideration received by Telewest stockholders?  By NTL stockholders?

For each share of Telewest common stock, Telewest stockholders will receive (i) 0.2875  shares of Telewest new common stock, together with cash in lieu of fractional shares, and (ii) one share of redeemable common stock of Telewest, which will be immediately redeemed automatically for $16.25.

NTL stockholders will receive 2.5 shares of new Telewest common stock for each share of NTL common stock that they currently hold.

The relative interests of the Telewest stockholders and the NTL stockholders in the combined company remain the same as contemplated under the original merger agreement.  However, the number of outstanding shares of stock in the combined company (approximately 284 million shares, based on the current number of outstanding shares) will be 2.5 times the number contemplated under the original merger agreement.  Consequently, Telewest stockholders will receive 0.2875 shares rather than 0.115 shares in the combined company for each share of Telewest that they hold currently (0.115 times 2.5 = 0.2875), and the NTL stockholders will receive 2.5 shares rather than 1 share in the combined company for each share of NTL that they hold currently.

Compared with the original merger proposal under which NTL would have been the parent company, these changes could be described as a 2.5:1 stock split in respect of the combined company (under the original merger proposal, the combined company would have had approximately 113.5 million shares outstanding).

6.     Can Telewest stockholders elect cash or stock? What is the redeemable common stock? Can a holder elect to hold the redeemable common stock and not redeem it?

No, the Telewest stockholders do not have, and have never had, an election.  For each share of Telewest common stock, Telewest stockholders will receive 0.2875 shares of new Telewest common stock plus one share of redeemable common stock that will be redeemed immediately for $16.25 in cash.  This will be implemented through a reclassification of the existing common stock of Telewest immediately prior to the merger.

The redeemable common stock cannot be sold, traded or exchanged.  It will be automatically redeemed for cash at the time of the merger.

7.     Mechanically, how will the transaction be implemented?

The transaction is being implemented in two steps.  First, each share of Telewest common stock will be “reclassified,” or turned into, 0.2875 shares of Telewest new common stock and one share of Telewest redeemable common stock.  Immediately after the reclassification, a subsidiary of Telewest will merge with NTL and:

•      NTL will become a wholly owned subsidiary of Telewest;

•      Each share of Telewest redeemable common stock will automatically be redeemed for $16.25 in cash; and

•      Each share of NTL common stock will be converted into the right to receive 2.5 shares of Telewest new common stock.

8.     Will the revised transaction structure affect the financing commitments?

The financing commitments have been amended to provide for a fully committed financing for the revised structure on the same terms and conditions as for the previous structure.

9.     Will the revised transaction structure delay the completion of the deal?

The revised structure is not expected to have a material effect on the timing of the deal.  NTL and Telewest are working to complete the merger in the first quarter of 2006.  As announced previously the merger is subject to various regulatory approvals and other conditions and factors outside the control of both companies will effect the actual date of the closing.

10.  What is the effect of the revised transaction structure on the UKTV joint ventures?

The revised transaction structure will not trigger change of control provisions under the UKTV joint venture arrangements between Telewest Global, Inc. and the BBC.

11.  What vote is required for Telewest’s stockholders to approve the transaction?

The affirmative vote of holders of a majority of the outstanding shares of Telewest is still required to approve the transaction under the revised structure.

12.  What vote is required for NTL stockholders to approve the transaction?

The affirmative vote of holders of a majority of the outstanding shares of NTL is required to approve the transaction under the revised structure.  This is a higher vote than under the original structure, which required a majority of the shares voting at the stockholder meeting.

13.  How many shares have the right to vote?

All shares of Telewest and NTL outstanding on the record date for the stockholder meetings are entitled to be voted.  Currently there are outstanding approximately 85 million shares of NTL stock and approximately 246 million shares of Telewest stock.

14.  What are the tax implications of the revised acquisition structure?

NTL stockholders will not recognize any gain or loss for U.S. tax purposes.  The receipt of cash by Telewest stockholders under the revised transaction structure is expected to be treated for U.S. tax purposes as a redemption of Telewest common stock, which should generally give rise to the recognition of capital gain or loss with respect to such cash, but not with respect to the Telewest common stock retained by Telewest stockholders.  In comparison, under the original structure, Telewest stockholders would have been required to recognize gain or loss with respect to the receipt of both cash and NTL common stock.

For NTL stockholders resident or ordinarily resident in the UK, the proper tax treatment of the receipt of Telewest new common stock as consideration for the disposal of NTL common stock is not clear, as the transaction does not fall squarely within the UK tax “roll over” relieving provisions for share exchanges or schemes of reconstruction. NTL stockholders should take their own advice in this regard.

There will be no negative tax impact on NTL or Telewest at the corporate level as a result of the change in structure of the transaction.

15.  Why is the NTL rights plan being amended?

NTL is amending its rights plan so that the rights plan is inapplicable to this transaction.

16.  The original merger agreement made reference to an application for a U.S. Internal Revenue Service private letter ruling? Has this been made?

NTL delayed filing the ruling request with the IRS while the revised transaction structure was being determined, but expects to file the ruling request shortly.

17.  How will stock options and stock appreciation rights of Telewest be treated in the combination?

Stock options and stock appreciation rights of Telewest will be adjusted, on the basis described in the merger proxy.  The transaction will constitute an “acceleration event” under the Telewest 2004 Stock Incentive Plan, the effects of which “acceleration event” are also described in the merger proxy.

18.  How will stock options of NTL be treated in the combination?

Stock options of NTL will be converted into options to purchase shares of Telewest new common stock, on the basis described in the merger proxy.

19.  How will Telewest restricted stock be treated in the combination?

As a result of the charter amendment and the merger, Telewest restricted stock will be converted into the right to receive the transaction consideration on the same terms applicable to all shares of Telewest common stock.

20.  How will NTL restricted stock and restricted stock unit awards be treated in the merger?

Each award of NTL restricted stock and restricted stock units will be automatically converted into an equivalent award based on Telewest new common stock, on the basis described in the merger proxy.

21.  Will the revised structure constitute an ‘acceleration event’ under the NTL 2004 Stock Incentive Plan?

No, the revised structure will not constitute an “acceleration event” under this NTL plan, i.e. there will be no change of control of NTL for purposes of the plan.

22.  How will NTL warrants be treated under the revised acquisition structure?

Each NTL warrant will become automatically exercisable for shares of Telewest new common stock. Concurrently with the effective time of the merger, Telewest and NTL will enter into a supplemental warrant agreement with the warrant agent providing for certain adjustments to the NTL warrants as specified in, and as required by, the Series A Warrant Agreement dated as of January 10, 2003 between NTL and Continental Stock Transfer and Trust Company, as warrant agent, or the warrant agreement.  Specifically, each Warrant will becomes exercisable for 2.5 shares of Telewest new common stock at an exercise price of $123.95 per share.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NTL Incorporated (“ntl”) and Telewest, Inc. (“Telewest”), the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Telewest’s or ntl’s future expectations, beliefs, goals or prospects constitute forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions or statements that are not historical facts, in each case as they relate to ntl and Telewest, the management of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. In addition to the risks and uncertainties noted in this document, there are certain factors, risks and uncertainties that could cause actual results to differ materially from those anticipated by some of the statements made, many of which are beyond the control of ntl and Telewest. These include: (1) the failure to obtain and retain expected synergies from the proposed transaction, (2) rates of success in executing, managing and integrating key acquisitions, including the proposed acquisition, (3) the ability to achieve business plans for the combined company, (4) the ability to manage and maintain key customer relationships, (5) delays in obtaining, or adverse conditions contained in, any regulatory or third-party approvals in connection with the proposed transaction, (6) availability and cost of capital, (7) the ability to manage regulatory, tax and legal matters, and to resolve pending matters within current estimates, (8) other similar factors, and (9) the risk factors summarized and explained in our Form 10-K. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Additional Information and Where to Find it

This filing may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest or any related transaction. In connection with the proposed merger and related transactions, ntl and Telewest will file a joint proxy statement / prospectus with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED TRANSACTIONS. The final joint proxy statement / prospectus will be mailed to stockholders of ntl and Telewest. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus, when it becomes available, and other documents filed by ntl and Telewest with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, when it becomes available, and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of ntl’s filings may be obtained by directing a request to ntl Incorporated, 909 Third Avenue, Suite 2863, New York, New York 10022, Attention: Investor Relations.  Free copies of Telewest’s filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

Participants in the Solicitation

ntl, Telewest and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favor of the merger and related transactions. Information regarding ntl’s directors and executive officers is available in ntl’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 5, 2005. Information regarding Telewest’s directors and executive officers is available in Telewest’s proxy statement for its 2005 annual meeting of stockholders, while was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the joint proxy statement / prospectus.